As filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-91644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9 TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ACCREDITED HOME LENDERS HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	6162	04-3669482
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

15030 Avenue of Science, Suite 100

San Diego, California 92128

(858) 676-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Hertzel, Esq.

General Counsel

Accredited Home Lenders Holding Co.

15030 Avenue of Science, Suite 100

San Diego, California 92128

(858) 676-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Cameron J. Rains, Esq.	Roger M. Cohen, Esq.
Rebecca K. Schmitt, Esq.	Scott R. Santagata, Esq.
Christopher M. Smith, Esq.	Patty H. Le, Esq.
Gray Cary Ware & Freidenrich LLP	Brobeck, Phleger & Harrison LLP
4365 Executive Drive, Suite 1100	38 Technology Drive
San Diego, California 92121-2133	Irvine, California 92618-5312
(858) 677-1400	(949) 790-6300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 9 to Registration Statement No. 33-91644 is to update Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee, and the Nasdaq National Market application fee.

Amount to Be Paid
SEC Registration fee	$11,231
NASD filing fee	12,707
Nasdaq stock market listing application fee	100,000
Underwriting expenses	650,000
Printing and engraving expenses	325,000
Legal fees and expenses	1,530,000
Accounting fees and expenses	1,100,000
Transfer agent, registrar and custodian fees	15,000
Miscellaneous	6,062

Total	$3,750,000

Item 14.    Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered into indemnity agreements with each of its directors and executive officers and certain senior managers that require the registrant to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future. The registrant also has an insurance policy covering the officers and directors of the registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities

The following is a summary of transactions by the registrant and the registrant’s predecessor, Accredited Home Lenders, Inc., the registrant’s wholly owned operating subsidiary since February, 2003, in the last three fiscal years that were not registered under the Securities Act.

(a)	On various dates between January 1, 1999 and December 31, 2002, the registrant issued options to approximately 1,450 employees, directors and consultants to purchase up to a total of 2,710,740 shares of the registrant’s common stock under its 1995 Stock Option Plan, 1995 Executive Stock Option Plan and 1998 Stock Option Plan. The exercise prices per share ranged from $1.50 to $8.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. From January 1, 1999 through December 31, 2002, 69 option holders exercised options for an aggregate of 1,724,115 shares of our common stock. The registrant has received aggregate consideration of approximately $1,500,000 in connection with the exercise of these options. The registrant relied on Rule 701 in the issuance of the options and the underlying securities to these directors, employees and consultants.

(b)	In March 1999, the registrant issued a $3.0 million multiple-advance debenture facility to Residential Funding Corporation, an accredited investor, that bears interest based on one-month LIBOR. The holder of the debenture has the option at any time to convert the debenture at the rate of $1.43 per share into 2,095,625 shares of our Series B common stock and the debenture will be converted upon the closing of this offering into our common stock pursuant to an agreement between the registrant and Residential Funding Corporation. The offering was made without general solicitation. The registrant relied on Section 4(2) of the Securities Act.

(c)	In January 2003, the registrant issued 5,837,317 shares of Series A common stock, 5,113,334 shares of Series A preferred stock, warrants convertible into 433,452 shares of Series A common stock, an obligation to issue 2,095,625 shares of Series B common stock and options to purchase 1,736,502 shares of Series A common stock to security holders of its predecessor, Accredited Home Lenders, Inc., in connection with the reorganization of Accredited Home Lenders, Inc. into a holding-company structure with the parent company, the registrant, incorporated in the State of Delaware. The registrant will rely on Section 3(a)(10) of the Securities Act.

The sale and issuance of the securities in the above transactions were exempt from registration under the Securities Act by virtue of Section 3(a)(10) or 4(2), or Rule 701, as transactions not involving a public offering. There were no underwriters used in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits.

1.1 (1)	Form of Underwriting Agreement.

3.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2 (1)	Bylaws of the Registrant.

4.1 (1)	Specimen Common Stock Certificate.

4.2 (2)	Second Amended and Restated Investors’ Rights Agreement.

5.1	Opinion of Gray Cary Ware & Freidenrich LLP.

10.1 (3)	1998 Stock Option Plan of AHL and standard forms of agreement.

10.2 (2)	1995 Stock Option Plan of AHL and standard forms of agreement.

10.3 (2)	1995 Executive Stock Option Plan of AHL and standard forms of agreement.

10.4 (1)	Form of 2002 Stock Option Plan of the Registrant.

10.5 (1)	Form of 2002 Employee Stock Purchase Plan of the Registrant.

10.6 (4)	Senior Management Incentive Plan of AHL, effective for 2002.

10.7 (4)	Executive Management Incentive Plan of AHL, effective for 2002.

10.8 (4)	Form of Indemnity Agreement to be entered into between the Registrant and each of its executive officers and directors.

10.9 (5)	Warehouse Credit, Term Loan and Security Agreement between AHL and Residential Funding Corporation dated as of March 17, 1999, and as amended.

10.10 (6)	Loan and Security Agreement between AHL and Residential Funding Corporation dated as of March 17, 1999, and as amended.

10.11 (6)	Floating-Rate Convertible Debenture issued to Residential Funding Corporation on March 17, 1999.

10.12 (4)	Office Lease between AHL and MBL Life Assurance Corporation, dated August 29, 1995 and as amended through October 19, 1999.

10.13 (4)	Carmel Mountain Distribution Center Multi-Tenant Industrial Net Lease between AHL and Calwest Industrial Properties, LLC, dated October 17, 2001 and as amended March 18, 2002.

10.14 (4)	Promissory Note issued by Joseph J. Lydon to AHL on June 13, 2002.

10.15 (4)	Secured Promissory Note issued by Joseph J. Lydon to AHL on August 1, 2001.

10.16 (4)	Stock Pledge Agreement between Joseph J. Lydon and AHL, dated August 1, 2001.

10.17 (4)	Stock Redemption Agreement among James A. Konrath, Ray W. McKewon and AHL, dated June 1, 1998.

10.18 (4)	Stock Redemption Agreement among James A. Konrath, Ray W. McKewon and AHL, dated August 1, 1999.

10.19 (4)	Supplemental Compensation Letter to Joseph J. Lydon dated August 1, 2001.

10.20 (1)	Deferred Compensation Plan.

10.21 (1)	Deferred Compensation Plan Trust Agreement.

10.22 (6)	Form of Stock Purchase Agreement and Registration Rights Agreement, attached as Exhibit A thereto, by and between the Registrant and FBR Asset Investment Corporation.

21.1 (2)	Subsidiaries of the Registrant.

23.1 (7)	Consent of Deloitte & Touche LLP.

23.2 (1)	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1 (4)	Power of Attorney (See page II-4).

99.1 (4)	Consent of Richard T. Pratt to be named as a director.

99.2 (4)	Consent of Gary Erickson to be named as a director.

(1)	Filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.
(2)	Filed with amendment number 1 to Registration Statement on Form S-1 (File No. 333-91644) dated August 20, 2002.

(3)	Filed with amendment number 4 to Registration Statement on Form S-1 (File No. 333-91644) dated November 26, 2002.
(4)	Filed with Registration Statement on Form S-1 (File No. 333-91644) dated July 1, 2002.
(5)	Filed with amendment number 7 to Registration Statement on Form S-1 (File No. 333-91644) dated February 6, 2003.
(6)	Filed with amendment number 6 to Registration Statement on Form S-1 (File No. 333-91644) dated January 21, 2003.
(7)	Filed with amendment number 8 to Registration Statement on Form S-1 (File No. 333-91644) dated February 13, 2003.

(b)    Financial Statement Schedules.

All such schedules have been omitted because the information required to be set forth therein is not applicable or is provided elsewhere.

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment number 9 to the registration statement (File No. 333-91644) to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on February 13, 2003.

ACCREDITED HOME LENDERS HOLDING CO.

BY:	/S/ JAMES A. KONRATH
James A. Konrath
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment number 9 to the registration statement (File No. 333-91644) has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES A. KONRATH James A. Konrath	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 13, 2003

/S/ JOHN S. BUCHANAN John S. Buchanan	Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2003

/S/ RAY W. MCKEWON Ray W. McKewon	Executive Vice President, Secretary and Director	February 13, 2003

/s/ JAMES H. BERGLUND* James H. Berglund	Director	February 13, 2003

/s/ JODY A. GUNDERSON* Jody A. Gunderson	Director	February 13, 2003

/s/ JOHN M. ROBBINS* John M. Robbins	Director	February 13, 2003

*By:	/s/ RAY W. MCKEWON
Ray W. McKewon Attorney-in-fact

EXHIBIT INDEX

1.1 (1)	Form of Underwriting Agreement.

3.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2 (1)	Bylaws of the Registrant.

4.1 (1)	Specimen Common Stock Certificate.

4.2 (2)	Second Amended and Restated Investors’ Rights Agreement.

5.1	Opinion of Gray Cary Ware & Freidenrich LLP.

10.1 (3)	1998 Stock Option Plan of AHL and standard forms of agreement.

10.2 (2)	1995 Stock Option Plan of AHL and standard forms of agreement.

10.3 (2)	1995 Executive Stock Option Plan of AHL and standard forms of agreement.

10.4 (1)	Form of 2002 Stock Option Plan of the Registrant.

10.5 (1)	Form of 2002 Employee Stock Purchase Plan of the Registrant.

10.6 (4)	Senior Management Incentive Plan of AHL, effective for 2002.

10.7 (4)	Executive Management Incentive Plan of AHL, effective for 2002.

10.8 (4)	Form of Indemnity Agreement to be entered into between the Registrant and each of its executive officers and directors.

10.9 (5)	Warehouse Credit, Term Loan and Security Agreement between AHL and Residential Funding Corporation dated as of March 17, 1999, and as amended.

10.10 (6)	Loan and Security Agreement between AHL and Residential Funding Corporation dated as of March 17, 1999, and as amended.

10.11 (6)	Floating-Rate Convertible Debenture issued to Residential Funding Corporation on March 17, 1999.

10.12 (4)	Office Lease between AHL and MBL Life Assurance Corporation, dated August 29, 1995 and as amended through October 19, 1999.

10.13 (4)	Carmel Mountain Distribution Center Multi-Tenant Industrial Net Lease between AHL and Calwest Industrial Properties, LLC, dated October 17, 2001 and as amended March 18, 2002.

10.14 (4)	Promissory Note issued by Joseph J. Lydon to AHL on June 13, 2002.

10.15 (4)	Secured Promissory Note issued by Joseph J. Lydon to AHL on August 1, 2001.

10.16 (4)	Stock Pledge Agreement between Joseph J. Lydon and AHL, dated August 1, 2001.

10.17 (4)	Stock Redemption Agreement among James A. Konrath, Ray W. McKewon and AHL, dated June 1, 1998.

10.18 (4)	Stock Redemption Agreement among James A. Konrath, Ray W. McKewon and AHL, dated August 1, 1999.

10.19 (4)	Supplemental Compensation Letter to Joseph J. Lydon dated August 1, 2001.

10.20 (1)	Deferred Compensation Plan.

10.21 (1)	Deferred Compensation Plan Trust Agreement.

10.22 (6)	Form of Stock Purchase Agreement and Registration Rights Agreement, attached as Exhibit A thereto, by and between the Registrant and FBR Asset Investment Corporation.

21.1 (2)	Subsidiaries of the Registrant.

23.1 (7)	Consent of Deloitte & Touche LLP.

23.2 (1)	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1 (4)	Power of Attorney (See page II-4).

99.1 (4)	Consent of Richard T. Pratt to be named as a director.

99.2 (4)	Consent of Gary Erickson to be named as a director.

(1)	Filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.
(2)	Filed with amendment number 1 to Registration Statement on Form S-1 (File No. 333-91644) dated August 20, 2002.
(3)	Filed with amendment number 4 to Registration Statement on Form S-1 (File No. 333-91644) dated November 26, 2002.
(5)	Filed with amendment number 7 to Registration Statement on Form S-1 (File No. 333-91644) dated February 6, 2003.
(6)	Filed with amendment number 6 to Registration Statement on Form S-1 (File No. 333-91644) dated January 21, 2003.
(7)	Filed with amendment number 8 to Registration Statement on Form S-1 (File No. 333-91644) dated February 13, 2003.